Exhibit 99.1

MICT Reports Financial Results for the Second Quarter Ended June 30, 2020

●	Conference call scheduled for Monday, August 17, 2020 at 9:00 a.m. EDT

●	Closed acquisition of Global Fintech Holdings with $15 million in committed funding

●	Increased stake in Micronet telematics business to over 50%

Montvale, NJ – August 14, 2020 - MICT, Inc. (Nasdaq: MICT), today announced financial results for the three months ended June 30, 2020.

“We are very pleased and excited to have recently closed the acquisition of Global Fintech Holdings (GFH) and increased our stake in Micronet to majority owner, which we believe positions MICT to grow revenues and earnings through operating businesses in the global fintech and telematics industries. Pending shareholder approval at our September 3, 2020 special meeting of stockholders, MICT will receive the balance of the $15 million that remains to be funded, which will enable MICT to execute on additional opportunities through organic growth and accretive acquisitions. We are currently evaluating acquisition candidates in our pipeline, and look forward to announcing the achievement of additional revenue-driving events in due course,” stated MICT CEO Darren Mercer.

“The global logistics and transportation telematics industry, expected to be valued at $45 billion by 2022, is rapidly evolving and we have identified key opportunities for Micronet’s suite of world class telematics technologies. Through GFH’s deep experience and network in the Asian markets, we believe we are well positioned to expand Micronet’s business beyond the U.S. and Europe, into Asia. We believe that the acquisition of GFH brings crossover benefits to the telematics business, and is a driving reason for MICT’s decision to increase its stake in Micronet,” Mercer concluded.

Between February 24, 2019 and June 23, 2020 MICT held less than 50% ownership of Micronet’s outstanding ordinary shares, and therefore did not include Micronet’s financial results during that time in its consolidated financial statements based on U.S. generally accepted accounting practices (GAAP). MICT will include Micronet’s financial results in its consolidated statements in the third quarter of 2020.

Q2 2020 Review

Three Months Ended June 30, 2020 Review

●	Total revenue in the second quarter of 2020 and 2019 was $0.

●	Gross profit for MICT was $0 in the second quarter of 2020 and 2019.

●	Research and development (R&D) expense for MICT in the second quarter of 2020 and 2019 was $0.

●	Selling, general and administrative (SG&A) expense for MICT was $668,000 in the second quarter of 2020, as compared to $670,000 in the second quarter of 2019.

●	Net income attributable to MICT was $227,000 in the second quarter of 2020, as compared to a net loss of $1.1 million in the second quarter of 2019. The net income reported in the second quarter of 2020 is primarily a result of a gain from starting to consolidate Micronet and financial income resulting from the cancellation of recorded impairment of Micronet. On a per share basis, MICT reported net income of $0.02 per basic and $0.00 per diluted share from continued operations for the second quarter of 2020, as compared to a net loss of $0.10 per basic and diluted share from continued operations in the second quarter of 2019.

●	As of June 30, 2020, MICT had $9.7 million in cash and equivalents.

Six Months Ended June 20, 2020 Review

●	Total revenue for six months ended June 30, 2020 was $0, compared to $477,000 in the same period of 2019.

●	Gross loss for MICT was $0 in the six months ended June 30, 2020, compared to $369,000 in the same period of 2019.

●	(R&D expense for MICT in the six months ended June 30, 2020 was $0 compared to $261,000 in the same period of 2019.

●	SG&A expense for MICT was $1.44 million in the six months ended June 30, 2020, as compared to $1.86 million in the same period of 2019.

●	Net loss attributable to MICT was $1.41 for the six months ended June 30, 2020, as compared to $2.01 million in the same period of 2019. The decrease in net loss is primarily a result of reduced operating expenses, an increase in financing income, and a gain on previously held equity in Micronet. On a per share basis, MICT reported a net loss of $0.12

●	per basic and diluted share from continued operations for the six months ended June 30, 2020, as compared to a net loss of $0.19 per basic and diluted share from continued operations in the same period of 2019.

Conference Call

The Company invites all those interested in participating in a conference call on Monday, August 17, 2020 at 9:00 a.m. EDT, to dial 1-888 -298 5973. Callers from outside of the U.S. may access the call by dialing: From Europe (including London) dial in +448 0818 90708 From Israel +972 79-939 8931. user pin: 4444

Please dial in a few minutes before 9:00 a.m. EDT. Participants may also access a live webcast of the conference call through the Investor Relations section of MICT’s website at: http://mixlr.com/servicesmict/

A telephone replay of the call will be available for two weeks at: 1-888 -298 5973. Callers from outside of the U.S- may access the call by dialing: From Europe (including London) dial in +448 0818 90708 From Israel +972 79-939 8931. user pin: 3333

A slide presentation accompanying management’s remarks can be accessed at www.mict-inc.com.

About MICT, Inc.

MICT, Inc. (NasdaqCM: MICT) operates through its subsidiaries, Global Fintech Holdings Intermediate Ltd. (“GFH”) and Micronet Ltd. (“Micronet”). GFH’s versatile proprietary trading technology platform is designed to serve a large number of high growth sectors in the global fintech space. Primary areas of focus include online brokerage for equities trading and sales of insurance products in several high-growth foreign markets including Asia where GFH owns a substantial propriety database of users. Micronet operates in the growing commercial Mobile Resource Management (MRM) market, mainly in the United States. Micronet designs, develops, manufactures and sells rugged mobile computing devices that provide fleet operators and field workforces with computing solutions in challenging work environments.

Forward-looking Statement

This press release contains express or implied forward-looking statements within the Private Securities Litigation Reform Act of 1995 and other U.S. Federal securities laws.  These forward-looking statements include, but are not limited to, those statements regarding the belief that the merger with GFH and recent investments in Micronet will create synergies and advantages for all companies involved, our expectations regarding the global logistics and transportation telematics industry growth, and the belief that a majority stake in Micronet will leverage our global platform to grow the telematics business. Such forward-looking statements and their implications involve known and unknown risks, uncertainties and other factors that may cause actual results or performance to differ materially from those projected. The forward-looking statements contained in this press release are subject to other risks and uncertainties, including those discussed in the “Risk Factors” section and elsewhere in the Company’s annual report on Form 10-K for the year ended December 31, 2019 and in subsequent filings with the Securities and Exchange Commission. Except as otherwise required by law, the Company is under no obligation to (and expressly disclaims any such obligation to) update or alter its forward-looking statements whether as a result of new information, future events or otherwise.

Contact information:

Tel: (201) 225-0190

info@mict-inc.com

MICT, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

(USD In Thousands, Except Share and Par Value Data)

	June 30, 2020	December 31, 2019
	(Unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$9,707	$3,154
Restricted cash		45
Trade accounts receivable, net	305	-
Short-term loan to related party Micronet Ltd., net		281
Inventories, net	1,852	-
Other current assets	1,541	937
Total current assets	13,405	4,417

Property and equipment, net	689	29
Long term deposit	26	-
Right of use assets	310	-
Goodwill	2,618	-
Intangible assets and others, net	2,475	-
Restricted cash escrow	477	477
Micronet Ltd. equity method investment		994
Total long-term assets	6,595	1,500

Total assets	$20,000	$5,917

MICT, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

(USD In Thousands, Except Share and Par Value Data)

	June 30, 2020	December 31, 2019
	(Unaudited)
LIABILITIES AND EQUITY

Short term bank credit and current portion of long term bank loans	$1,186	$-
Short term credit from others	8,151	-
Trade accounts payable	1,193	-
Other current liabilities	1,865	290
Total current liabilities	12,395	290

Long term loans from others		1,856
Lease liability	102	-
Deferred tax liabilities	362	-
Long term escrow	477	477
Accrued severance pay	145	50
Total long term liabilities	1,086	2,383

Stockholders’ Equity:
Series A Convertible Preferred Stock; $0.001 par value, 3,181,818 and 2,386,363 shares authorized, issued and outstanding as of June 30, 2020 and December 31, 2019, respectively	3	2
Series B Convertible Preferred Stock; $0.001 par value, 1,818,182 and 0 shares authorized, issued and outstanding as of June 30, 2020 and December 31, 2019, respectively	2	0
Common stock; $0.001 par value, 25,000,000 shares authorized, 11,107,714 shares issued and outstanding as of June 30, 2020 and 11,089,532 shares issued and outstanding as of December 31, 2019, respectively	11	11
Additional paid in capital	14,198	14,107
Additional paid in capital – Series A Convertible Preferred Stock	6,437	6,028
Additional paid in capital – Series B Convertible Preferred Stock	1,914
Accumulated other comprehensive (loss)	164	70
Accumulated loss	(18,382)	(16,974)
MICT, Inc. stockholders’ equity	4,347	3,244

Non-controlling interests	2,172	-

Total equity	6,519	3,244

Total liabilities and equity	$20,000	$5,917

MICT, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF INCOME

(USD In Thousands, Except Share and Earnings Per Share Data)

(Unaudited)

	Six months ended June 30,		Three months ended June 30,
	2020	2019	2020	2019

Revenues	$-	$477	$-	$-
Cost of revenues	-	846	-	-
Gross profit (loss)	-	(369)	-	-

Operating expenses:
Research and development	-	261	-	-
Selling and marketing	-	198	-	-
General and administrative	1,438	1,660	668	670
Amortization of intangible assets		20	-	-
Total operating expenses	1,438	2,139	668	670

Loss from operations	(1,438)	(2,508)	(668)	(670)
Share in investee losses	(786)	(405)	(146)	(405)
Net profit from loss of control		299		-
Gain on previously held equity in Micronet	665	-	665	-
Financial (income) expenses, net	157	(54)	381	22
Income (loss) before provision for income taxes	(1,402)	(2,560)	232	(1,097)
Provision for income taxes	6	8	5	5

Total net profit (loss)	(1,408)	(2,568)	227	(1,102)
Net loss attributable to non-controlling interests		(556)		-

Net profit (loss) attributable to MICT, Inc.	(1,408)	(2,012)	227	(1,102)

Earnings (loss) per share attributable to MICT, Inc.
Basic	$(0.12)	$(0.19)	$0.02	$(0.10)
Diluted	-	-	0.00	-

Weighted average common shares outstanding:
Basic	11,092,144	10,365,744	11,094,784	11,009,199
Diluted	11,092,144	10,365,744	19,901,263	11,009,199